EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 dated July 21, 2020, and Form S-8 dated August 17, 2020 of Cemtrex, Inc. of our report dated December 4, 2023, relating to the financial statements of Heisey Mechanical, Ltd. as of and for the year ended December 31, 2022, appearing in this Current Report on Form 8-K/A dated, December 4, 2023.

Grassi & Co, CPAs, P.C.

Jericho, New York

December 4, 2023